Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NERDWALLET, INC.
The undersigned Tim Chen hereby certifies that:
1.He is the duly elected and acting President of NerdWallet, Inc., a Delaware corporation.
2.The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was December 29, 2011.
3.Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends this corporation’s Certificate of Incorporation as follows:
The first sentence of Article IV.B Section 6.1 of this corporation’s Second Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“6.1    General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (A) the Series A Original Issue Price per share, plus all declared but unpaid dividends thereon and (B) the Fair Market Value (determined in the manner set forth below) of a single share of Series A Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”) in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after March 1, 2024, from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the “Redemption Request”).”
4.Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, NerdWallet, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its President this 2nd day of September, 2020.

NERDWALLET, INC.

By:	/s/ Tim Chen
TIM CHEN
President